Exhibit 99.1

NEWS RELEASE

PATINA ANNOUNCES RECORD YEAR-END RESULTS

DENVER, COLORADO—FEBRUARY 24, 2004—PATINA OIL & GAS CORPORATION (NYSE:POG) today reported its year-end results. Revenues for the year increased 83% to $406.7 million as cash flow from operations before changes in working capital rose 76% to $279.8 million. Net income totaled $90.9 million, a 58% increase from 2002. Net income per share totaled $2.67 ($2.56 fully diluted). Net income was reduced $19.4 million ($0.55 per share fully diluted) by a non-cash charge relating to the appreciation of the Company’s stock held in its deferred compensation plan and a $4.5 million ($0.12 per share fully diluted) loss on the disposition of a grassroots project in the fourth quarter. During 2003, Patina’s stock price rose 93%. Wellhead prices, after adjustment for hedging, averaged $25.80 a barrel and $3.82 per Mcf, increases of 5% and 40%, respectively. Hedging reduced the average gas price by $0.39 per Mcf and the average oil price by $4.37 a barrel. Wellhead prices on an equivalent basis averaged $3.99 per Mcfe, an increase of 29% from 2002. Production totaled 100.0 Bcfe, a 44% increase over the prior year, comprised of 5.7 million barrels of oil and 65.6 Bcf of gas. Production during the year averaged 274.0 MMcfe per day.

Revenues in the fourth quarter increased 84% from the prior year period to $125.2 million as cash flow from operations before changes in working capital jumped 82% to $86.7 million. Net income reached $21.6 million or $0.63 per share ($0.60 fully diluted). Net income was reduced $10.3 million ($0.28 per share fully diluted) by a non-cash charge relating to the appreciation of the Company’s stock held in its deferred compensation plan and a $4.5 million ($0.12 per share fully diluted) loss on the disposition of a grassroots project. During the quarter, the stock price rose 35%. Results were driven by steadily increasing production, the benefits of acquisitions and rising oil and gas prices. Wellhead prices, adjusted for hedging, averaged $25.60 a barrel and $4.11 per Mcf in the quarter, increases of 3% and 36%, respectively, from the prior year period. Wellhead prices on an equivalent basis averaged $4.16 per Mcfe, an increase of 23% from the prior year period. Hedging reduced the average oil and gas prices by $4.70 a barrel and $0.16 per Mcf, respectively. Production in the quarter averaged a record 314.4 MMcfe per day, comprised of 17,505 barrels and 209.4 MMcf, a 47% increase. The quarter fully reflected the impact of the Cordillera acquisition.

Capital expenditures, net of $16.9 million of property sales, totaled $466.5 million during 2003. A total of $307.3 million was spent on acquisitions and $176.1 million on the further development of existing properties. Development expenditures included $92.1 million spent in Wattenberg for the drilling or deepening of 39 J-Sand wells, 433 Codell refracs, 51 Codell trifracs, 14 recompletions and the drilling of 41 Codell wells. In the Mid Continent, $57.1 million was spent for the drilling or deepening of 190 wells, 8 refracs, and 12 recompletions. Finally, $20.3 million was spent on Elysium properties, $5.3 million on grassroots projects and $1.3 million in the San Juan Basin. The Company has announced a $210.0 million capital budget, excluding acquisitions, for 2004. The budget will be comfortably funded with internal cash flow. Based on this level of spending, production for the year is projected to rise 17% to 20% from 2003 levels.

Bank debt increased $216.0 million in the course of 2003, totaling $416.0 million at year-end. The increase was entirely due to the Cordillera, Le Norman Partners and Elysium acquisitions. Since year-end, debt has fallen due to internal cash flow and the sale of the Adams Baggett field and certain non-operated interests in the Permian Basin for $21.2 million, offset by the repurchase of 333,900 common shares for $14.7 million.

As previously reported, proved reserves at year-end exceeded 1.5 Tcfe, a 38% increase from 2002. The pretax present value of the reserves based on constant year-end prices and costs, discounted at 10%, reached $2.7 billion, an increase of 82%. The valuation was based on average wellhead prices of $5.54 per Mcf and $31.16 per barrel. Wellhead prices were derived from regional basis differentials and year-end NYMEX prices of $6.19 per MMBtu and $32.52 per barrel. The Company replaced 515% of its production in 2003. Its reserve life index at year-end stood at 13.1 years based on fourth quarter production.

The Company declared a 2 for 1 stock split to shareholders of record on February 23, 2004. The split will be paid on March 3, 2004. Subsequent to the split, the Company intends to pay a $0.05 per share quarterly cash dividend, representing a 25% increase over the pre-split rate. The first dividend to be paid at the new rate is expected to be declared in March. Including the prospective increase and the increases announced in June and December of 2003, dividends will have more than doubled in the past twelve months.

Commenting, Thomas J. Edelman, Patina’s Chairman said, “We were extraordinarily pleased with our 2003 results. Production increased 44% with a quarter of the growth coming from Wattenberg, despite the Field’s maturity, and proved reserves rose 38%. Most importantly from a long-term perspective, the Company materially diversified by increasing its asset base in the Mid Continent and adding a third core area in the San Juan Basin. Given the extent of the resource base in these two areas, the Company’s long-term growth potential has materially increased. During the year, over 370 Bcfe of proved reserves were acquired at a cost of less than $1.00 per Mcfe. With prices hedged on more than 70% of this year’s anticipated production and volumes expected to grow by 17% to 20%, the Company should again report record results throughout 2004.”

The Company plans to host a conference call on Wednesday, February 25, 2004, beginning at 3:00 p.m. (EST) to discuss its results. To participate, please dial (800) 562-8369. A replay of the call will be available on Thursday, February 26, 2004, for a period of 30 days, by dialing (888) 203-1112. The access code for the replay is 425476.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002. The Company has no obligation to update the statements contained in this news release or take actions described herein or otherwise presently planned.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of southern Oklahoma and the Texas Panhandle, and the San Juan Basin.

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Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	%			%
	Change	2003	2002	Change	2003	2002
Revenues
Oil and gas sales		$120,395	$66,166		$398,724	$215,430
Deferred compensation asset gain (loss)		609	302		1,751	(995)
Other		4,149	1,714		6,242	7,972

	84%	125,153	68,182	83%	406,717	222,407

Expenses
Lease operating expenses		15,016	7,853		54,082	27,986
Production taxes		8,679	4,102		28,726	11,751
Exploration		3,419	817		6,207	2,171

Gross margin	77%	98,039	55,410	76%	317,702	180,499

General and administrative		5,997	4,162		19,034	12,714
Interest and other		3,552	987		9,395	2,762
Loss on sale of oil and gas properties		7,223	—		7,223	—
Deferred compensation adjustment		17,226	3,566		33,110	9,983
Depletion, depreciation and amortization		29,191	18,572		98,119	66,162

Pre-tax income	24%	34,850	28,123	70%	150,821	88,878

Provision for income taxes
Current		4,966	2,477		21,492	8,799
Deferred		8,277	7,376		35,820	22,372

		13,243	9,853		57,312	31,171

Net income before cumulative effect of change in accounting principle	18%	$21,607	$18,270	62%	$93,509	$57,707
Cumulative effect of change in accounting principle		—	—		(2,613)	—

Net income	18%	$21,607	$18,270	58%	$90,896	$57,707

Net income per share before cumulative effect of change in accounting principle
Basic	16%	$0.63	$0.54	57%	$2.74	$1.75

Diluted	16%	$0.60	$0.52	57%	$2.63	$1.67

Net income per share
Basic	16%	$0.63	$0.54	53%	$2.67	$1.75

Diluted	16%	$0.60	$0.52	53%	$2.56	$1.67

Weighted average shares outstanding
Basic		34,329	33,610		34,085	32,967

Diluted		36,202	35,327		35,531	34,485

The following amounts reflect share and per share information adjusted for the 2-for-1 stock split to be paid on March 3, 2004:

Net income per share before cumulative effect of change in accounting principle
Basic	16%	$0.31	$0.27	57%	$1.37	$0.88

Diluted	16%	$0.30	$0.26	57%	$1.32	$0.84

Net income per share
Basic	16%	$0.31	$0.27	53%	$1.33	$0.88

Diluted	16%	$0.30	$0.26	53%	$1.28	$0.84

Weighted average shares outstanding
Basic		68,658	67,221		68,170	65,933

Diluted		72,404	70,655		71,062	68,970

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

Summary Balance Sheet		December 31, 2003	December 31, 2002
Total assets	66%	$1,196,291	$719,090
Total debt	108%	$416,000	$200,000
Stockholders’ equity	11%	$330,512	$298,580

		Three Months Ended December 31,			Twelve Months Ended December 31,
	% Change	2003	2002	% Change	2003	2002
Summary Operational Data
Oil production (Bbl per day)	63%	17,505	10,731	75%	15,720	8,965
Gas production (Mcf per day)	40%	209,367	149,089	32%	179,644	136,376
Total production (Mcfe per day)	47%	314,398	213,476	44%	273,960	190,166
Average oil price (per Bbl)	3%	$25.60	$24.96	5%	$25.80	$24.52
Average gas price (per Mcf)	36%	$4.11	$3.03	40%	$3.82	$2.72
Average price per Mcfe	23%	$4.16	$3.37	29%	$3.99	$3.10

Summary Cash Flow
Net income	18%	$21,607	$18,270	58%	$90,896	$57,707
Cumulative effect of change in accounting principle		—	—		2,613	—
Depletion, depreciation and amortization		29,191	18,572		98,119	66,162
Deferred compensation adjustments		16,617	3,264		31,359	10,978
Loss on sale of oil and gas properties		7,223	—		7,223	—
Exploration and other		3,750	817		6,941	2,241
Stock option tax benefit		3,716	—		10,576	3,496
Reversal of hedging impairment, net		—	(618)		—	(4,077)
Deferred tax provision		4,561	7,376		32,104	22,372

Cash flow before changes in working capital (1)	82%	86,665	47,681	76%	$279,831	$158,879
Changes in working capital		(1,390)	(382)		(8,006)	(6,723)

Cash flow provided by operations	80%	$85,275	$47,299	79%	$271,825	$152,156

Adjusted weighted average shares outstanding-diluted (2)		37,491	36,622		36,865	35,794

Reconciliation of Net income per share to Net income
per share before deferred compensation adjustments
Net income		$21,607	$18,270		$90,896	$57,707
Deferred compensation adjustments		16,617	3,264		31,359	10,978
Provision for income taxes at 38% in 2003 and 35% in 2002		(6,314)	(1,142)		(11,916)	(3,842)

Non-cash deferred compensation adjustments, net of tax		$10,303	$2,122		$19,443	$7,136
Net income excluding deferred compensation adjustments	56%	31,910	20,392	70%	110,339	64,843

Adjusted weighted average shares outstanding (2)
Basic		35,618	34,905		35,419	34,276

Diluted		37,491	36,622		36,865	35,794

Net income per share before deferred compensation adjustments (3)
Basic	53%	$0.90	$0.58	65%	$3.12	$1.89

Diluted	53%	$0.85	$0.56	65%	$2.99	$1.81

(1)	Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil and gas companies. Many other investors use research reports of these analysts in making investment decisions.

(2)	Includes shares held in treasury for deferred compensation as follows:

Weighted Average Shares Outstanding—Basic	34,329	33,610	34,085	32,967
Weighted Average Shares Held in Deferred Compensation Plan	1,289	1,295	1,334	1,309

Adjusted Weighted Average Shares Outstanding—Basic	35,618	34,905	35,419	34,276

Weighted Average Shares Outstanding—Diluted	36,202	35,327	35,531	34,485
Weighted Average Shares Held in Deferred Compensation Plan	1,289	1,295	1,334	1,309

Adjusted Weighted Average Shares Outstanding—Diluted	37,491	36,622	36,865	35,794

(3)	Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company’s common stock held in the deferred compensation plan. Under EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested,” shares of the Company’s common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company’s common stock results in a charge to earnings, whereas a decrease in the value of the Company’s common stock results in an increase to earnings. In addition, as the shares of the Company’s common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.